EXHIBIT 99.1

News

United Health Products Inc. to Present at
24th Annual Wall Street Analyst Forum Institutional Investor Conference on March 3rd

Westbury, NY – February 21, 2014 - United Health Products, Inc. (OTCQB: UEEC), a developer and marketer of wound care products and technologies in the healthcare sector, announced that Douglas Beplate, COO, will present at the 24th Annual Wall Street Analyst Forum Institutional Investor Conference on Monday, March 3rd, at 12:50pm EDT, at The University Club of New York.

Beplate will discuss the Company’s progress of the commercialization of HemoStyp®, its proprietary gauze product, to its target markets -- including the dental and dialysis marketplaces.

The presentation will be webcast live and slides may be accessed on the Company's website, http://www.unitedhealthproductsinc.com/Investors.html. The presentation will be archived for 90 days.

Conference attendees must pre-register at: http://www.analyst-conference.com/investor-registration/.

About Wall Street Analyst Forum
The Wall Street Analyst Forum has conducted 80+ multiday/multitrack analyst conferences in which over 2500 different NYSE/NASDAQ/AMEX/OTC companies have presented and over 2000 different institutions have attended in Boston, New York and London since 1989. Public companies ranging from General Electric, Microsoft Corp, Mattel, Inc., Pfizer, Inc., Kinross Gold to Genzyme have presented. Institutions ranging from Fidelity Management, Wellington Management, MFS Investment Management, Pioneer Investment Management, Putnam Management have attended. Our last three conferences have included the Chief Investment Strategist of Morgan Stanley, Chief Economist of Deutche Bank, Chief Investment Strategist of UBS and Chief Investment Strategist of Oppenheimer as keynote speakers. The WSAF was featured on CNBC, Bloomberg, and in the WSJ in 1998 as the first analyst conference to webcast to analyst investors.

About United Health Products, Inc.
United Health Products, Inc. (UEEC) develops, manufactures, and markets patented hemostatic gauze, for the healthcare and wound care sectors. The product, HemoStypTM, is derived from regenerated oxidized cellulose, which is all natural, and designed to absorb exudate/drainage from superficial wounds and helps control bleeding. UEEC is focused on identifying new markets and applications for its product as well as ramping up sales in its current markets. For more on United Health Products, Inc. visit: www.unitedhealthproductsinc.com

Safe Harbor Statement
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements.

IR Contact:
Terri MacInnis, Dir. of IR
Bibicoff + MacInnis, Inc.
terri@bibimac.com 818-379-8500